Cimarex Energy Reports Second-Quarter 2012 Results

DENVER, Aug. 2, 2012 /PRNewswire/ -- Cimarex Energy Co. (NYSE: XEC) today reported second-quarter 2012 net income of $64.3 million, or $0.74 per diluted share. This compares to second-quarter 2011 earnings of $166.7 million, or $1.94 per diluted share.

Second-quarter 2012 net income includes an unrealized non-cash gain on derivative instruments associated with 2012 oil hedges of $10.1 million ($0.07 per share after-tax) and a loss on early extinguishment of debt of $16.2 million ($0.12 per share after-tax). Second-quarter 2011 results had an unrealized non-cash gain on derivative instruments associated with 2011 oil and gas hedges of $22.5 million, or $0.16 per share after-tax.

Oil, gas and natural gas liquids (NGLs) revenue in the second quarter of 2012 totaled $343.2 million as compared to $452.3 million in the same period of 2011. Second-quarter 2012 adjusted cash flow from operations was $240.5 million versus $343.4 million a year ago(1).

The decrease in second-quarter revenues and cash flow is primarily a result of lower oil, NGL and gas prices. Second-quarter 2012 realized oil prices decreased 12% to $87.81 per barrel, NGL prices fell 36% to $29.02 per barrel and gas prices dropped 49% to $2.42 per thousand cubic feet (Mcf), as compared to a year ago.

Second-quarter 2012 production volumes averaged 590.1 million cubic feet equivalent (MMcfe) per day as compared to second-quarter 2011 output of 585.7 MMcfe per day. Oil production grew 8% to 28,686 barrels per day. Total second-quarter 2012 production volumes were 54% gas, 29% oil and 17% NGLs.

Permian Basin oil production grew 37% to 21,694 barrels per day. Combined Permian and Mid-Continent second-quarter volumes averaged 547.7 MMcfe per day, growing 17% over the same period in 2011. Overall production volumes were impacted by Permian processing plant turnarounds and Cana-Woodford ethane rejection, which together reduced second-quarter production by approximately 17-19 MMcfe/d.

2012 Outlook

Full-year guidance is unchanged, with higher projected oil production from the Permian offsetting Cana-Woodford ethane rejection seen in the second-quarter and further anticipated in third-quarter. Total Company 2012 volumes are projected to average 612-632 MMcfe/d, 3-7% growth over 2011. Permian Basin and Mid-Continent (PB/MC) 2012 production volumes are projected to average 575-590 MMcfe/d, growing 18-21% over 2011. Gulf Coast volumes are expected to average 37-42 MMcfe/d for 2012, or approximately 6% of total estimated company volumes.

Total Company third-quarter 2012 volumes are estimated to average 610-640 MMcfe/d, a 3-8% increase over third-quarter 2011. Third-quarter 2012 PB/MC production is expected to average 580-605 MMcfe/d, an increase of 14-19% over third-quarter 2011. Gulf Coast volumes are estimated to average 30-35 MMcfe/d for third-quarter 2012.

Capital continues to shift towards more oil and liquids-rich areas in the Permian Basin. Strong drilling results are causing an acceleration of oil volume growth. Combined PB/MC oil growth is now projected at 28-32% versus our original estimate of 20-27% growth.

		2012E Guidance
	2011A	Updated Range			Previous Range
Gas (MMcf/d)	329	320	-	330	326	-	336
Oil (Mb/d)	26.8	30.2	-	31.2	29.3	-	30.3
NGL (Mb/d)	17.1	18.5	-	19.1	18.4	-	19.0

Total (MMcfe/d)	592	612	-	632	612	-	632
% Liquids	44%	48%			47%

First-half 2012 exploration and development (E&D) investment totaled $782.6 million. Full-year 2012 E&D capital investment is still expected to range from $1.4-$1.6 billion. Nearly all the 2012 capital is directed towards oil drilling or liquids-rich gas in the Permian and Cana-Woodford.

Expenses for 2012 are expected to fall within the following ranges:

Expenses ($/Mcfe):
Production expense	$1.15 - $1.30
Transportation expense	0.28 - 0.33
DD&A and ARO accretion	2.25 - 2.45
General and administrative expense	0.25 - 0.30
Taxes other than income (% of oil and gas revenue)	6.5% - 7.0%

Other

In July 2012, Cimarex increased bank commitments under its senior unsecured revolving credit facility from $800 million to $1 billion. The borrowing base remains unchanged at $2 billion. At June 30, 2012 Cimarex had no bank debt outstanding.

On April 5, 2012, Cimarex completed a public offering of $750 million aggregate principal amount of 5.875% Senior Notes due 2022. Net proceeds were approximately $737 million, which funded the repayment of all outstanding $350 million 7.125% Senior Notes due 2017 and all borrowings under the senior revolving credit facility. The repayment of the 7.125% notes due 2017 resulted in a $16.2 million ($0.12 per share after-tax) charge for early extinguishment of debt.

Long-term debt at June 30, 2012 was $750 million, comprised only of the 5.875% Senior Notes due in 2022. Debt to total capitalization ratio at quarter-end was 19% (4).

Cimarex's hedge position is unchanged covering approximately 14,000 barrels of oil per day for the balance of 2012. The following table summarizes the open hedge positions:

Oil Contracts				Weighted Average Price
Period	Type	Daily Volume(2)	Index(3)	Floor	Ceiling
Months of Jul.-Dec. 12	Collar	14,000	WTI	$80.00	$119.35

Cimarex accounts for commodity contracts using the mark-to-market (through income) accounting method. Second-quarter 2012 had a non-cash mark-to-market gain of $10.1 million and no cash settlements.

Exploration and Development Activity

Cimarex's drilling activities are conducted within two main areas: Permian Basin and Mid-Continent. Permian activity is primarily directed to the Delaware Basin of southeast New Mexico and West Texas. The majority of our Mid-Continent drilling is in the western Oklahoma Cana-Woodford shale.

Cimarex drilled 160 gross (91 net) wells during the first-half of 2012, completing 96% as producers. Exploration and development capital for the year has totaled $782.6 million. Of total expenditures, 52% were invested in projects located in the Permian Basin; 44% in the Mid-Continent area; and 4% in the Gulf Coast and other.

Wells Drilled and Completed by Region
	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2012	2011	2012	2011
Gross wells
Permian Basin	55	45	94	71
Mid-Continent	31	49	64	86
Gulf Coast/Other	1	1	2	3
	87	95	160	160
Net wells
Permian Basin	37	36	64	56
Mid-Continent	14	19	26	32
Gulf Coast/Other	-	-	1	2
	51	55	91	90
% Gross wells completed as producers	97%	96%	96%	96%

At quarter-end 35 net wells were drilled and awaiting completion: 25 Mid-Continent and ten Permian Basin. Cimarex currently has 22 operated rigs running; 14 in the Permian Basin and eight in the Mid-Continent.

Permian Basin

Cimarex drilled and completed 94 gross (64 net) Permian Basin wells during the first six months of 2012, completing 95% as producers. At quarter-end, 12 gross (ten net) wells were awaiting completion. Drilling principally occurred in the Delaware Basin of Texas and southeast New Mexico, mainly targeting Bone Spring, Paddock and Wolfcamp formations. Second-quarter 2012 Permian production averaged 247.5 MMcfe/d, an increase of 36% over second-quarter 2011, which included 37% growth in oil volumes to 21,694 barrels per day.

Year-to-date 2012 New Mexico Bone Spring wells drilled and completed totaled 31 gross (16 net). Per-well 30-day gross production from the 2012 Bone Spring wells averaged over 600 barrels equivalent (Boe) per day (87% oil). Texas Third Bone Spring drilling totaled 19 gross (12 net) wells, which had per-well 30-day average gross production rates of 850 barrels equivalent per day (79% oil).

Cimarex continues to evaluate the Wolfcamp shale in the Delaware Basin, primarily in southern Eddy County New Mexico (White City) and northern Culberson County Texas. Year-to-date Cimarex has drilled and completed 6 gross (5.9 net) horizontal Wolfcamp wells, bringing total wells in the play to 24 gross (22.7 net). Per well first-30 day production rates on all the wells drilled to date have averaged 6.5 MMcfe/d, comprised of 2.8 MMcf/d gas, 270 barrels per day of oil and 350 barrels per day of NGLs (assuming full NGL recovery), or 43% gas, 25% oil and 32% NGL. Per well first-30 day production from the wells brought on this quarter averaged 6.7 MMcfe/d, comprised of 2.6 MMcf/d gas, 345 barrels per day of oil and 335 barrels per day of NGLs (assuming full NGL recovery), or 39% gas, 31% oil and 30% NGL.

Mid-Continent

In the first half of 2012 Cimarex drilled and completed 64 gross (26 net) Mid-Continent wells. At quarter-end, 59 gross (25 net) wells were awaiting completion. Mid-Continent production averaged 300.2 MMcfe/d for the second quarter of 2012, a 5% increase over second-quarter 2011 average of 284.7 MMcfe/d.

Essentially all this year's drilling activity has been in the Anadarko Basin, Cana-Woodford shale play, where Cimarex has drilled and completed 60 gross (25 net) wells. At June 30, 2012 there were 57 gross (24 net) Cana wells being completed or awaiting completion. At year-end 2011 there were 13 gross (4.9 net) wells waiting on completion in Cana. The increase in wells waiting on completion as compared to year-end is a result of commencing infill development drilling in 2012.

Since the Cana play began in late 2007, Cimarex has drilled or participated in 414 gross (155 net) wells. Second-quarter 2012 net Cana production averaged 156.2 MMcfe/d, a 36% increase versus the second-quarter 2011 average of 115.1 MMcfe/d.

Gulf Coast

Cimarex participated in two (0.7 net) outside operated Yegua/Cook Mountain wells in the first half of 2012, of which one was successful. Gulf Coast production averaged 41.0 MMcfe/d for the second quarter of 2012, a 65% decrease as compared to the second-quarter 2011 average of 116.9 MMcfe/d. The decreased output is a result of natural decline in highly-productive wells drilled near Beaumont, Texas.

Production by Region

Cimarex's average daily production by commodity and region is summarized below:

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Gas (Mcf per day)
Permian Basin	79,409	70,655	77,252	69,750
Mid-Continent	214,339	194,038	215,582	191,705
Gulf Coast/Other	23,577	60,048	25,814	64,720
	317,325	324,741	318,648	326,175

Oil (Barrels per day)
Permian Basin	21,694	15,780	21,747	15,164
Mid-Continent	5,392	5,960	5,642	5,601
Gulf Coast/Other	1,600	4,910	1,735	5,954
	28,686	26,650	29,124	26,719
NGL (Barrels per day)
Permian Basin	6,317	2,820	6,029	2,880
Mid-Continent	8,914	9,144	9,598	8,348
Gulf Coast/Other	1,539	4,880	1,602	5,667
	16,770	16,844	17,229	16,895
Total Equivalent (Mcfe per day)
Permian Basin	247,475	182,255	243,908	178,014
Mid-Continent	300,175	284,662	307,022	275,399
Gulf Coast/Other	42,410	118,791	45,833	134,446
	590,060	585,708	596,763	587,859

Conference call and web cast

Cimarex will also host a conference call today at 11:00 a.m. Mountain Time (1:00 p.m. Eastern Time). To access the live, interactive call, please dial (877) 789-9039 and reference call ID # 10076721 ten minutes before the scheduled start time. A digital replay will be available for one week following the live broadcast at (855) 859-2056 and by using the conference ID # 10076721. The listen-only web cast of the call will be accessible via www.cimarex.com.

About Cimarex Energy

Denver-based Cimarex Energy Co. is an independent oil and gas exploration and production company with principal operations in the Mid-Continent and Permian Basin areas of the U.S.

This communication contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are more fully described in SEC reports filed by Cimarex. While Cimarex makes these forward-looking statements in good faith, management cannot guarantee that anticipated future results will be achieved. Cimarex assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

(1) Adjusted cash flow from operations is a non-GAAP financial measure. See below for a reconciliation of the related amounts.

(2) Average daily volume in barrels per day.

(3) WTI refers to West Texas Intermediate oil price as quoted on the New York Mercantile Exchange.

(4) Reconciliation of pro forma debt to total capitalization, which is a non-GAAP measure, is: pro forma long-term debt of $750 million divided by long-term debt of $750 million plus stockholders' equity of $3,292.0 million.

RECONCILIATION OF ADJUSTED CASH FLOW FROM OPERATIONS
	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
	(in thousands)
Net cash provided by operating activities	$323,040	$373,814	$574,932	$639,091
Change in operating assets and liabilities
	(82,530)	(30,451)	(31,466)	8,892

Adjusted cash flow from operations	$240,510	$343,363	$543,466	$647,983

Management believes that the non-GAAP measure of adjusted cash flow from operations is useful information for investors because it is used internally and is accepted by the investment community as a means of measuring the company's ability to fund its capital program, without fluctuations caused by changes in current assets and liabilities, which are included in the GAAP measure of cash flow from operating activities.  It is also used by professional research analysts in providing investment recommendations pertaining to companies in the oil and gas exploration and production industry.

PRICE AND PRODUCTION DATA
	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Total gas production - Mcf	28,876,597	29,551,462	57,993,914	59,037,609
Gas volume - Mcf per day	317,325	324,741	318,648	326,175
Gas price - per Mcf	$2.42	$4.75	$2.67	$4.60

Total oil production - barrels	2,610,407	2,425,187	5,300,547	4,836,106
Oil volume - barrels per day	28,686	26,650	29,124	26,719
Oil price - per barrel	$87.81	$100.12	$93.63	$95.80

Total NGL production - barrels	1,526,067	1,532,813	3,135,614	3,058,039
NGL volume - barrels per day	16,770	16,844	17,229	16,895
NGL price - per barrel	$29.02	$45.06	$32.94	$42.92

OIL AND GAS CAPITALIZED EXPENDITURES

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
	(in thousands)
Acquisitions:
Proved	$240	$9,165	$291	$9,165
Unproved	4,791	11,606	6,713	12,047
	5,031	20,771	7,004	21,212
Exploration and development:
Land and Seismic	21,175	52,499	58,387	84,925
Exploration and development	361,743	367,486	724,242	672,061
	382,918	419,985	782,629	756,986
Sale proceeds:
Proved	(14)	(7,129)	(185)	(18,483)
Unproved	(146)	(1,327)	(1,088)	(1,821)
	(160)	(8,456)	(1,273)	(20,304)
	$387,789	$432,300	$788,360	$757,894

CONDENSED COMPREHENSIVE STATEMENTS OF OPERATIONS (unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
	(In thousands, except per share data)

Revenues:
Gas sales	$69,741	$140,377	$154,894	$271,700
Oil sales	229,210	242,812	496,294	463,311
NGL sales	44,286	69,069	103,300	131,259
Gas gathering, processing and other, net	9,885	14,955	21,670	27,539
	353,122	467,213	776,158	893,809
Costs and expenses:
Depreciation, depletion, amortization and accretion	123,678	92,554	245,465	179,518
Production	62,494	60,745	130,119	119,225
Transportation	15,260	16,387	30,866	29,833
Gas gathering and processing	2,864	4,630	5,425	9,181
Taxes other than income	23,483	34,495	48,643	68,092
General and administrative	12,634	10,617	26,781	25,344
Stock compensation, net	4,684	4,617	9,218	9,367
Gain on derivative instruments, net	(10,078)	(22,477)	(5,990)	(4,233)
Other operating, net	2,719	2,342	5,059	5,716
	237,738	203,910	495,586	442,043

Operating income	115,384	263,303	280,572	451,766

Other (income) and expense:
Interest expense	12,702	7,638	20,661	14,913
Amortization of deferred financing costs	977	1,702	1,686	3,407
Capitalized interest	(9,119)	(7,352)	(16,923)	(14,577)
Loss on early extinguishment of debt	16,214	—	16,214	—
Other, net	(7,829)	(3,018)	(12,555)	(3,622)

Income before income tax	102,439	264,333	271,489	451,645
Income tax expense	38,137	97,584	101,080	166,734

Net income	$64,302	$166,749	$170,409	$284,911

Earnings per share to common stockholders:

Basic	$0.75	$1.95	$1.98	$3.33
Diluted	$0.74	$1.94	$1.97	$3.31

Dividends per share	$0.12	$0.10	$0.24	$0.20

Shares attributable to common stockholders:
Unrestricted common shares outstanding	83,984	83,635	83,984	83,635
Diluted common shares	84,319	84,063	84,337	84,068

Shares attributable to common stockholders and participating securities:
Basic shares outstanding	86,046	85,655	86,046	85,655
Fully diluted shares	86,381	86,083	86,399	86,088

Comprehensive income:
Net income	$64,302	$166,749	$170,409	$284,911
Other comprehensive income:
Change in fair value of investments, net of tax	(135)	9	264	168
Total comprehensive income	$64,167	$166,758	$170,673	$285,079

CONDENSED CASH FLOW STATEMENTS (unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
	(In thousands)

Cash flows from operating activities:
Net income	$ 64,302	$ 166,749	$ 170,409	$ 284,911
Adjustment to reconcile net income to net cash provided by operating activities:

Depreciation, depletion, amortization and accretion	123,678	92,554	245,465	179,518
Deferred income taxes	38,137	98,358	101,080	168,056
Stock compensation, net	4,684	4,617	9,218	9,367
Derivative instruments, net	(10,078)	(22,441)	(5,990)	(2,163)
Loss on early extinguishment of debt	16,214	—	16,214	—
Changes in non-current assets and liabilities	2,876	1,821	5,115	4,559
Amortization of deferred financing costs and other, net
	697	1,705	1,955	3,735
Changes in operating assets and liabilities:
Decrease in receivables, net	109,978	15,527	107,834	17,549
Increase in other current assets	(4,979)	(6,689)	(4,910)	(9,694)
Increase (decrease) in accounts payable and accrued liabilities
	(22,469)	21,613	(71,458)	(16,747)
Net cash provided by operating activities	323,040	373,814	574,932	639,091
Cash flows from investing activities:
Oil and gas expenditures	(354,287)	(389,119)	(752,390)	(699,301)
Sales of oil and gas and other assets	359	8,609	1,681	20,646
Other expenditures	(19,145)	(28,383)	(32,305)	(52,889)
Net cash used by investing activities	(373,073)	(408,893)	(783,014)	(731,544)
Cash flows from financing activities:
Net decrease in bank debt	(222,000)	—	(55,000)	—
Increase in other long-term debt	750,000	—	750,000	—
Decrease in other long-term debt	(363,595)	—	(363,595)	—
Financing costs incurred	(12,200)	(100)	(12,692)	(100)
Dividends paid	(10,293)	(8,566)	(18,869)	(15,415)
Issuance of common stock and other	647	2,749	2,764	6,992
Net cash provided by (used in) financing activities	142,559	(5,917)	302,608	(8,523)
Net change in cash and cash equivalents	92,526	(40,996)	94,526	(100,976)
Cash and cash equivalents at beginning of period	4,406	54,146	2,406	114,126
Cash and cash equivalents at end of period	$ 96,932	$ 13,150	$ 96,932	$ 13,150

CONDENSED BALANCE SHEETS (unaudited)

	June 30,	December 31,
Assets	2012	2011
	(In thousands, except share data)
Current assets:
Cash and cash equivalents	$96,932	$2,406
Receivables, net	251,575	359,409
Oil and gas well equipment and supplies	91,062	85,141
Deferred income taxes	1,193	2,723
Derivative instruments	5,745	—
Other current assets	7,205	8,216
Total current assets	453,712	457,895
Oil and gas properties at cost, using the full cost method of accounting:
Proved properties	10,697,029	9,933,517
Unproved properties and properties under development,
not being amortized	647,673	607,219
	11,344,702	10,540,736
Less – accumulated depreciation, depletion and amortization	(6,638,311)	(6,414,528)
Net oil and gas properties	4,706,391	4,126,208
Fixed assets, net	133,463	118,215
Goodwill	691,432	691,432
Other assets, net	46,306	34,827
	$6,031,304	$5,428,577
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$52,170	$79,788
Accrued liabilities	424,993	385,651
Derivative instruments	—	245
Revenue payable	133,186	150,655
Total current liabilities	610,349	616,339
Long-term debt	750,000	405,000
Deferred income taxes	1,074,633	974,932
Other liabilities	304,348	301,693
Total liabilities	2,739,330	2,297,964
Stockholders' equity:
Preferred stock, $0.01 par value, 15,000,000 shares
authorized, no shares issued	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized,
85,987,555 and 85,774,084 shares issued, respectively	860	858
Paid-in capital	1,919,777	1,908,506
Retained earnings	1,371,087	1,221,263
Accumulated other comprehensive income (loss)	250	(14)
	3,291,974	3,130,613
	$6,031,304	$5,428,577

CONTACT: Mark Burford, Vice President – Capital Markets and Planning, Cimarex Energy Co., +1-303-295-3995, www.cimarex.com